Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated June 5, 2006, accompanying the consolidated financial statements appearing in the Annual Report of Q.E.P. Co., Inc. on Form 10-K for the year ended February 28, 2006. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8.

Miami, Florida

June 5, 2006